Exhibit 10.53

December 16, 2011

Dave Pace
Chief Resource Officer
OSI Restaurant Partners, LLC

Dear Dave:

This will evidence my agreement to hereby amend my employment agreement to provide that my bonus target will be reduced from 100% of base salary to 85% of base salary for fiscal year 2012 and all years thereafter.

Very Truly Yours,
/s/ Joseph J. Kadow
Joseph J. Kadow